Exhibit 99.1

SANTA BARBARA, Calif.-- July 26, 1999 -- AvTel Communications Inc. (NASDAQ:
AVCO), a single-source provider of integrated voice, data and Internet services, today announced that it has entered into a Letter of Intent with Platinum Equity Holdings, LLC to sell its residential long distance business.

AvTel's residential long distance business unit contributed approximately $5,621,000 in revenues for the three-month period ended March 31, 1999. The group currently represents approximately 58% of AvTel's total revenues and 72% of AvTel's total losses.

This unit sells and markets a bundled portfolio of personal telephone services and Internet access through independent distributors and agents to residential customers and small-office, home-office (SOHO) customers. The sale does not include AvTel's corporate network solutions group, local Internet services group and application development team, which include Silicon Beach Communications, WestNet Communications, Remote Lojix, Inc., Addictive Media and the customer support teams for those units.

Under the terms of Letter of Intent, Platinum Equity Holdings, LLC will acquire 100% of the stock of Matrix Telecom, an AvTel wholly-owned subsidiary based in Ft Worth, TX. The consideration to AvTel from the transaction is valued at approximately $7.9 million, and consists of a combination of cash, assumption of indebtedness, certain contingent payments and future services. The value of the transaction could be affected by the future performance of the unit being transferred. Additionally, it is anticipated that Matrix Telecom will continue to purchase Internet technical support, WEB development and hosting services from AvTel. The closing of the transaction is subject to negotiation and execution of a definitive agreement, as well as regulatory and other approvals.

"The sale of our residential long distance business allows our management team to substantially increase our overall focus on building and managing integrated corporate network solutions," stated Anthony E. Papa, AvTel's Chairman and Chief Executive Officer. "AvTel's business units that provide data, voice and Internet solutions for business customers continue to thrive and prosper. In the quarter ended March 31, 1999, we reported a 100% increase in revenues in our Business Markets Group over the prior year's quarter, while our residential long distance revenues declined by 45% for that same period. This sale will allow us to focus on the area of our business that is growing the fastest. AvTel provides a variety of services that collectively form a comprehensive enterprise-wide network for businesses. Our services include carrier transport facilities for data, Internet access, voice and video conferencing, network design and installation, service, centralized support and help desk management, application development and hosting. We are a true single-source solution provider for the medium-size business."

AvTel operates regional offices in New York City, Atlanta, Southern Florida, Dallas, Chicago, Southern California, Santa Barbara and San Francisco, which provide services to business customers. The Company anticipates opening additional offices in other target markets in 2000.

"We will aggressively increase our sales and acquisition activities in the areas of network solutions for business customers," added Mr. Papa. "Many businesses today are taking advantage of some sort of new technology or computer advancement requiring network connectivity. We are our business customer's total solutions partner. In some cases, we are the single-source provider; while in others we may only handle the transport facilities or field service. However, in all cases we are building a long-term relationship with the IT professionals within an organization to be their service partner throughout the lifecycle of their enterprise."

Platinum Equity Holdings, LLC, (www.peh.com) based in Los Angeles, is one of the top-10 privately held information technology companies in the United States. Platinum specializes in acquiring and operating mission-critical technology organizations and technology-enabled service companies throughout the world.

AvTel Communications Inc. is a provider of broadband network services integrating voice, data and Internet connectivity for business customers. The Company markets and sells a broad range of advanced network services including network design, installation, carrier transport, remote monitoring and maintenance through direct sales professionals. The Company provides a host of connectivity services including dedicated private line, frame relay, ATM, ADSL, and dial-up Internet access through more than 700 points-of-presence (POPs). For further information, please visit the Company's Web site at www.avtel.com.

                                    ###

All statements in this news release other than statements of historical fact are forward-looking statements that involve substantial risks and uncertainties. A Letter of Intent is not a binding agreement. There can be no assurances that the Matrix sale referenced herein will be consummated, nor that it will be consummated on the terms referenced herein, or on a timely basis. Reference is made to the Company's Annual Report on Form 10-K/A for the year ended Dec. 31, 1998, to the Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1999, and to the company's other reports filed with the Securities and Exchange Commission for a discussion of such risks and uncertainties and other factors that may have material effect on the company's business.

                                    ###